As filed with the Securities and Exchange Commission on July 14, 2005
Registration No. 333-126116

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STREICHER MOBILE FUELING, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	5172	65-0707824
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

 800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
(954) 308-4200
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive office)

Richard E. Gathright
President and Chief Executive Officer
Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
(954) 308-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies of Communications to: S. Lee Terry, Jr., Esq. Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, Colorado 80202 Phone: (303) 892-7484 Fax: (305) 892-7400

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐______

If this Form is a post-effective amendment filed pursuant to Rule 462© under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee*
Common Stock, $.01 par value per share	485,000 shares	$2.43(2)	$1,178,550(2)	$138.72
Common Stock Purchase Warrants	1,006,500 warrants	$.01	$10,065	$1.18
Common Stock, $.01 par value per share	1,006,500 shares(3)	$1.60	$1,610,400	$189.54
(1)
The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Registrant’s common stock as reported on the Nasdaq SmallCap Market on June 23, 2005 in accordance with Rule 457(c) under the Securities Act of 1933.

(3)	Shares of the Registrant’s common stock issuable upon exercise of the Common Stock Purchase Warrants.
*$427.59 previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Streicher Mobile Fueling, Inc.

1,495,000 SHARES
COMMON STOCK
1,006,500 WARRANTS

The prospectus relates to 1,495,000 shares and 1,006,500 warrants that may be sold from time to time by the selling shareholders named in this prospectus. The shares offered include 1,006,500 shares underlying the same number of warrants issued in a private placement in January 2005 and 488,500 shares issuable upon the conversion of a two year contingent deferred promissory note issued in February 2005. Each of the 1,006,500 four year warrants issued in January 2005 entitle the holder to purchase one share of our common stock at an exercise price of $1.60 per share.

The offering is not being underwritten. The offering price of our common stock that may be sold by selling shareholders may be the market price for our common stock prevailing at the time of sale on the Nasdaq SmallCap Market, a price related to the prevailing market price, a negotiated price or such other prices as the selling shareholders determine from time to time. The warrants do not have an established trading market and will not be listed on any securities exchange. The offering price of the warrants that may be sold by the selling shareholders may be the market price, if a market develops, a negotiated price or such other prices as the selling shareholders determine from time to time.

We could receive up to $1,610,400 if the January 2005 warrants are exercised by the selling shareholders. We would also benefit by the reduction of up to $1,057,875 of outstanding debt if the February 2005 promissory note is converted to stock. We will not receive any of the proceeds from sales of our common stock or warrants by the selling shareholders.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “FUEL.” On July 13, 2005, the closing price of our common stock was $2.38 per share.

See “Risk Factors” beginning on page 4 for a description of certain matters which you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2005.

The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, the selling shareholders shown in this prospectus may sell up to an aggregate of 1,494,000 shares of our common stock. This prospectus provides you with a general description of our common stock which the selling shareholders may offer. When the selling shareholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements about our future which are “forward-looking statements” within the meaning of Section 21E of the Securities Act of 1933 and Section 27A of the Securities Exchange Act of 1934. We intend such forward looking statements to be covered by the safe harbor protections for such statements contained in those provisions. All statements other than statements of historical fact we make in this prospectus or any other document incorporated by reference are forward-looking statements. In some cases, you can identify these forward-looking statements by terminology such as "believes," "expects," "may,' "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or the negative of those words or other comparable terminology. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” in this prospectus. You should pay particular attention to the cautionary statements involving our history of losses, our capital requirements, our expansion and acquisition strategies, competition and government regulation. These factors and the others set forth under “Risk Factors” may cause our actual results to differ materially and adversely from any forward-looking statement.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all information which may be important to you. You should read this entire prospectus, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under “Risk Factors.”

Streicher Mobile Fueling, Inc.

We provide commercial mobile fueling, bulk fueling, lubricant packaging, distribution and sales and fuel management out-sourcing services to businesses that operate all size fleets of vehicles and equipment, including governmental agencies, utilities, trucking companies, bus lines, hauling and delivery services, courier services, construction companies and others, as well as heavy and ultra-heavy haul transportation services. Our specialized truck fleet delivers fuel to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment and re-supplying fixed-site bulk storage facilities, and also distributes a variety of petroleum products and lubricants. Our patented proprietary electronic fuel tracking control system is used to measure, record and track fuel dispensed to each vehicle and tank storage fueled at a customer location, allowing verification of the amount and type of fuel delivered and providing customers fleet fuel data for management analysis and tax reporting. Our heavy haul fleet truck and trailer units provide short and long distance specialized heavy and ultra-heavy hauling transportation services to customers requiring the movement of over-sized loads of equipment and heavy manufactured products.

We believe that our mobile fueling and fuel management services, which have historically generated substantially all of our revenue, provide numerous advantages to our customers, including:
•	lower labor and administrative costs associated with fueling vehicles
•	centralized control over fuel inventories and usage
•	tax, utilization and other reporting benefits
•	elimination of costs and the risk of environmental liabilities associated with on-site fuel storage and dispensing facilities
•	lower risk of employee theft of fuel
•	emergency fuel availability and
•	the elimination of security risks associated with off-site fueling by employees.

Our recent acquisition of Shank Services, a provider of commercial fueling, lubricants and heavy haul transportation services with operations in Houston, Dallas/Forth Worth, Austin and San Antonio, Texas, has provided us with additional commercial fuel sales, both for off-road applications such as construction, agriculture, marine and rail as well as for over-the-road trucking operations. The acquisition also brought us into the business service lines of bulk fuel distributing, packaging and distributing petroleum lubricants and into the short and long distance specialized heavy and ultra-heavy hauling transportation market. We presently conduct operations in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. and are seeking to increase market penetration in our existing service areas and to develop operations in new markets.

We are a Florida corporation. Our principal executive office is located at 800 West Cypress Creek Road, Suite 580, Ft. Lauderdale, Florida 33309, and our phone number is (954) 308-4200.

The Offering

Securities Offered by the Selling Shareholders	1,495,000 shares of common stock.
Use of Proceeds

We will receive up to $1,610,400 upon the exercise of the warrants by the selling shareholders. We will not receive any of the proceeds from the sale of the common stock or warrants by the selling shareholders.

Trading	Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “FUEL.”

RISK FACTORS

You should carefully read and consider the following factors and other information included or incorporated by reference in this prospectus before investing in our common stock.

Losses from Operations; Debt Service; Adverse Economic Conditions. We incurred net losses for the fiscal years ended June 30, 2004, 2003 and 2002 and for the nine months ended March 31, 2005. In order for us to earn profits in the future, we need to increase mobile fueling volumes at profitable margins, successfully integrate and manage acquired businesses, control costs and generate sufficient cash flow to support our working capital and debt service requirements. There is no assurance that our management will be able to accomplish our business plan or achieve profitable operations, or that we will be able to raise additional capital to support our current or future operations, to fund additional acquisitions or to cover debt service shortfalls during any business downturns. Even if capital is available, it may not be available on terms which are acceptable to us. While our acquisition of the heavy haul transportation and fuel and lubricant distribution business of Shank Services diversified our business, we remain susceptible to adverse market conditions in the mobile fueling industry generally and those affecting our own mobile fueling customer base. In addition, all of our business remains subject to the adverse impact of negative economic conditions, both generally and in specific customer industries, such as transportation, construction, agriculture, marine and rail. There is no assurance that we will be able to succeed in the face of any such adverse conditions.

Trading Market for Our Common Stock; Impact of Short Term Results. While our common stock has recently traded at significantly higher volumes than in the past, for most of our history it has been thinly traded, making it difficult for shareholders to sell shares at a predictable price or at all. The recent increase in trading volume has not, however, significantly reduced the volatility in the market price of our common stock. Accordingly, shareholders may still encounter significant short term variations in the market price of the stock on account of factors beyond our control. In addition, our quarterly operating results, changes in general conditions in the economy, the financial markets or other developments affecting us could also cause the market price of our common stock to fluctuate, making it difficult for shareholders to sell shares at predictable prices or times.

Risks Associated With Growth Strategy. We believe that our future profitability depends on continued growth but there is no assurance that we will be able to achieve that growth or that it will actually make us profitable. A significant component of our future growth strategy is to increase revenues and improve earnings by expanding our mobile fueling and other services into new locations and acquiring complementary business lines. We intend to improve financial performance by controlling our general and administrative costs and achieving certain economies of scale while increasing revenues from such new or expanded business service lines. There is no assurance, however, that we will be able to identify and acquire additional companies or assets or that, once acquired, we will succeed in operating and managing the acquisitions profitably or in integrating them into our current operations with the efficiencies we expect. Similarly, expansion of our existing businesses into new markets will depend on our ability to demonstrate the benefits of our existing products and services to potential new customers; successfully establish and operate new locations; hire, train and retain qualified management, operating, marketing and sales personnel; finance capital expenditures and working capital requirements; secure reliable sources of product supply on a timely basis and on commercially acceptable credit terms; and successfully manage growth by effectively supervising operations, controlling costs and maintaining appropriate quality controls. In August 2004, we expanded our mobile fueling services into the Pennsylvania market for the first time. In February 2005, we acquired Shank Services, a Houston, Texas based provider of commercial fuel, petroleum lubricants distribution and sales and heavy haul transportation services. Shank Services, which conducts its operations in our subsidiary, SMF Services, Inc., generates revenues from commercial fueling operations, the distribution of petroleum lubricants and heavy haul transportation services. There can be no assurance that we will be able to successfully continue to grow by acquisition or by expansion of our existing operations.

Integration of Acquisitions; Growth Strategy. With any significant acquisition, a corresponding effort is required to assimilate the operations, assets, financial and accounting practices and information systems, and to integrate key personnel, from the acquired business. Acquisitions may disrupt operations and divert management's attention from day-to-day operations. We may not realize the anticipated benefits of past or future acquisitions if some portion of the acquired operations, customers or employees do not transition effectively. In addition, our financial performance may suffer due to acquisition related costs or unanticipated liabilities, and if the culture of the acquired entity is not compatible with ours, employee morale may suffer, and employee turnover may increase. In addition, the value of our stock on trading markets may decrease on account of any of these factors or because those markets perceive that acquisitions are not appropriately priced. Whether we grow by acquisition or by expansion of existing operations, however, the successful execution of our future growth strategy is dependent on effective operational, financial and other internal systems, and the ability to attract, train, motivate, manage and retain our employees. If we are unable to manage growth effectively, our results of operations will be adversely affected.

Dependence on Key Personnel. Our future success will be largely dependent on the continued services and efforts of Richard E. Gathright, our President and Chief Executive Officer, and other key executive personnel. The loss of the services of Mr. Gathright or other key executive personnel could have a material adverse effect on our business and prospects. Our success and plans for future growth will also depend on our ability to attract and retain additional qualified management, operating, marketing, sales and financial personnel. There can be no assurance that we will be able to hire or retain such personnel on terms satisfactory to us. We have an employment agreement with Mr. Gathright which renews for an additional 12 months each year unless we or Mr. Gathright give prior written notice of non-renewal prior to the anniversary date. The Company does not have any key man life insurance on Mr. Gathright or any of its other key executive personnel.

Commodity Pricing; Effect on Profitability. Diesel fuel, lubricants and gasoline are commodities which are refined and distributed by numerous sources. We purchase the commodities delivered to our customers from multiple suppliers at daily market prices and in some cases qualify for certain discounts. We monitor prices and trends in each of our service markets on a daily basis and seek to purchase our supply at the lowest prices and under the most favorable terms. Commodity price risk is mitigated since we purchase and deliver most of our products daily and generally utilize cost-plus pricing when billing our customers. If we cannot continue to utilize cost-plus pricing when billing our customers, margins would likely decrease and a loss could be incurred. We have not engaged in derivatives or futures trading to hedge commodity price movements.

Risks Associated with Customer Concentration; Absence of Written Agreements. Although we provide services to numerous customers, a significant portion of our revenue is generated from a few of our larger customers. While we have formal, length of service written contracts with some of these larger customers, such agreements are not customary in our business and have not been entered into by us with the majority of our customers. As a result, most of our customers can terminate our relationship at any time and for any reason, and we can similarly discontinue providing products or services to any customer. We may discontinue service to a customer if changes in the service conditions or other factors cause us not to meet our minimum level of margins and rates, and the pricing or delivery arrangements cannot be re-negotiated. As a result of this customer concentration and the limited number of written agreements, our business, results of operations and financial condition could be materially adversely affected if one or more of our large customers were lost or if we were to experience a high rate of service terminations.

Competition. In our mobile fueling business, we compete with other mobile fueling service providers, including several regional companies and numerous small, independent operators who provide these services. We also compete with retail marketing where fleet operators have the option of fueling their own equipment at retail stations and other third-party service locations such as card lock facilities. Our heavy haul and ultra-heavy haul transportation business competes with other providers, including larger regional companies. Our lubricant and commercial fuel distribution business competes with numerous other large and small providers of similar services. Our ability to compete is dependent on numerous factors, including price, delivery dependability, credit terms, service locations and the quality of our customer service, including but not limited to reporting and invoicing services. There can be no assurance that we will be able to continue to compete successfully as a result of these or other factors.

Operating Risks May Not Be Covered by Insurance. Our operations are subject to all of the operating hazards and risks normally incidental to handling, storing and transporting diesel fuel, gasoline and other petroleum products, which are classified as hazardous materials. We maintain insurance policies in such amounts and with such coverages and deductibles as we believe are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect us from liabilities and expenses that may arise from claims for personal and property damage arising in the ordinary course of business or that such levels of insurance will be maintained by us or will be available at economical prices.

Governmental Regulation. Our operations are affected by numerous federal, state and local laws, regulations and ordinances, including those relating to protection of the environment and worker safety. Various federal, state and local agencies have broad powers under these laws, regulations and ordinances. In particular, the operation of our fleet and our transportation of petroleum products are subject to extensive regulation by the U.S. Department of Transportation (“DOT”) under the Federal Motor Carrier Safety Act (“FMCSA”) and the Hazardous Materials Transportation Act (“HMTA”). We are subject to regulatory and legislative changes that can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the cost of providing, our services. In addition, we depend on the supply of diesel fuel, gasoline and lubricants from the oil and gas industry and, therefore, are affected by changing taxes, price controls and other laws and regulations generally relating to the oil and gas industry. In addition, the additional regulatory burdens imposed on all publicly held companies by the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder by the Securities and Exchange Commission and the Nasdaq Stock Market, particularly the assessment of internal controls mandated by Section 404 of the Act, are likely to impose new and substantial administrative, legal and accounting costs on the Company which could have a material adverse affect on the Company and its results of operations.  We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing regulations.

The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose us to liability for the conduct of or conditions caused by others, or for our acts that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

Although we believe that we are in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. There could be an adverse affect upon our operations if there were any substantial violations of these rules and regulations. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional, presently unquantifiable, costs or liabilities to us.

USE OF PROCEEDS

We will receive up to $1,610,400 upon the exercise of the warrants by the selling shareholders. We will not receive any of the proceeds from the sales of our common stock or the warrants by the selling shareholders. Expenses expected to be incurred in connection with this offering are estimated to be approximately $35,000.

SELLING SHAREHOLDERS

Of the 1,495,000 shares of our common stock registered by this prospectus:

•	1,006,500 are issuable to certain selling shareholders upon the exercise of warrants issued in a private placement in January 2005; and
•
488,500 are issuable upon the conversion of the principal and interest of a two year contingent deferred promissory note into our common stock in a private placement in February 2005 (which is not currently convertible).

The following table sets forth certain information with respect to (1) in column one “Currently Held Shares”, the amount of shares of our common stock currently held by the selling shareholders; (2) in column two “Shares Issuable Upon Conversion of Warrants and Note” the number of shares of our common stock that would be beneficially owned by the selling shareholder assuming exercise of the warrants and conversion of the note; (3) in column three “Percentage”, the percentage of ownership based on our 8,827,307 shares outstanding on April 6, 2005 by each selling shareholder, which assumes exercise of the warrants, all of which are currently exercisable, and the note which is not currently convertible; (4) in column four “Number of Shares Registered”, the number of shares registered under this prospectus; (5) in column five “Shares”, the number of shares beneficially owned after the offering, assuming the sale of all the shares registered, including shares issuable upon exercise of the warrants and conversion of the note ; and (6) in column six “Percentage”, the percentage of beneficial ownership based on our 8,827,307 shares outstanding on April 6, 2005 assuming sale of all the shares registered by the selling shareholders.

To the best of our knowledge, none of the selling shareholders has any position, office or other material relationship with us or any of our affiliates within the past three years except as described below:

•
Leonid Frenkel is the manager of a limited liability company which acts as the general partner of both Triage Capital Management L.P. and Triage Capital Management B, L.P. Mr. Frenkel acts as the manager of a limited liability company that acts as general partner to an investment manager of Triage Offshore Fund, Ltd. Mr. Frankel also acts as the general partner to Periscope Partners L.P. He disclaims beneficial ownership of the Company’s securities held by those entities except to the extent of his pecuniary interest therein.

Except as set forth above, none of the selling shareholders has had positions, offices or other material relationships with us within the past three years. The selling shareholders are participating in this offering under registration rights presently granted to them. We have agreed to file and maintain the effectiveness of the registration statement of which this prospectus forms a part and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

Name and Address of Beneficial Owner	Ownership of Shares Before the Offering				Ownership After the Offering
	Currently Held Shares	Shares Issuable Upon Conversion of Warrants and Note	Percentage	Number of Shares Registered	Shares	Percentage
LES R. BALEDGE 668 N. Sequoyah Drive Fayetteville, AR 72701	142,000(1)	142,000	1.58%	142,000	0	0

COHANZICK CREDIT OPPORTUNITIES MASTER FUND, LTD c/o David K. Sherman, Authorized Agent 427 Bedford Road, Suite 260 Pleasantville, NY 10570	142,000(1)	142,000	1.58%	142,000	0	0

TRIAGE OFFSHORE FUND, LTD. c/o Triage Advisors 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	218,340(2)	131,208	2.42%	131,208	87,132	*

TRIAGE CAPITAL MANAGEMENT, L.P. c/o Leon Frenkel, Sr. Manager 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	28,625(2)	17,040	*	17,040	11,585	*

TRIAGE CAPITAL MANAGEMENT B, L.P. c/o Leon Frenkel, Sr. Manager 401 City Avenue, Suite 526 Bala Cynwyd, PA 19004	45,469(2)	22,152	*	22,152	23,317	*

CAPITAL PROPERTIES LLC c/o Gus Blass III, General Manager 212 Center Street, Suite 800 Little Rock, AR 72201	133,500(3)	71,000	1.50%	71,000	62,500	*

GUS BLASS, II 10 W. Palisades Dr. Little Rock, AR 72207	71,000(4)	71,000	*	71,000	0	0

CONSTANCE BLASS O’NEILL TRUST #3 Patricia B. Blass, Trustee 16 W. Palisades Dr. Little Rock, AR 72207	42,600(5)	42,600	*	42,600	0	0

GABRIEL CAPITAL, L.P. c/o David K. Sherman, Authorized Agent 450 Park Avenue, Suite 3201 New York, NY 10022	147,000(6)	142,000	1.64%	142,000	5,000	*

PERISCOPE PARTNERS L.P. c/o Leon Frenkel, General Partner 1600 Flat Rock Rd. Penn Valley, PA 19072	42,600(7)	42,600	*	42,600	0	0

MARK D. WITTMAN 20 Beacon Hill Lane Phoenixville, PA 19460	19,600(8)	7,100	*	7,100	12,500	*

AMBER FUND, LTD. c/o David K. Sherman, Authorized Agent 450 Park Avenue, Suite 3201 New York, NY 10022	35,500(9)	35,500	*	35,500	0	0

JAMES ALSOPP 1717 Spruce Street #3F Philadelphia, PA 19103	19,234(10)	10,000	*	10,000	9,234	*

ROBERT FISK 104 Dilworthtown Road Thornton, PA 19373	54,050(11)	54,050	*	54,050	0	0

KEVIN HAMILTON P.O. Box 111 Wycombe, PA 18980	13,950(12)	13,950	*	13,950	0	0

ROBERT JACOBS 175 Berwind Circle Radnor, PA 19087	55,723(13)	18,600	*	18,600	37,123	*

SEAN MCDERMOTT 236 B Queen Street Philadelphia, PA 19147	13,950(14)	13,950	*	13,950	0	0

BERNADETTE PUCILLO 1501 Darby Road Havertown, PA 19083	5,000(15)	5,000	*	5,000	0	0

MARK ZIMMER 40 Junction Road South Berwick, ME 03908	34,750(16)	24,750	*	24,750	10,000	*

JERRY C. AND CLAUDETTE SHANKLIN 9611 Windrush Spring, TX 77379	488,500(17)	488,500	5.24%	488,500	0	0

Total	1,753,391	1,495,000		1,495,000	258,391

* Less than 1% of the shares outstanding.

(1)	Consists of 142,000 issuable upon the exercise of warrants that are presently exercisable.
(2)
The holdings of Triage Management LLC consist of warrants that are owned and presently exercisable by Triage Offshore Fund, Ltd. (194,946 warrants), Triage Capital Management, L.P.(25,575 warrants), and Triage Capital Management B, L.P. (41,513 warrants).

(3)	Includes 71,000 shares issuable upon the exercise of warrants that are presently exercisable.
(4)	Consists of 71,000 issuable upon the exercise of warrants that are presently exercisable.
(5)	Consists of 42,600 shares issuable upon the exercise of warrants that are presently exercisable.
(6)	Includes 142,000 shares issuable upon the exercise of warrants that are presently exercisable.
(7)	Consists of 42,600 shares issuable upon the exercise of warrants that are presently exercisable.
(8)	Includes 19,600 shares issuable upon the exercise of warrants that are presently exercisable.
(9)	Consists of 35,500 shares issuable upon the exercise of warrants that are presently exercisable.
(10)	Includes 19,234 shares issuable upon the exercise of warrants that are presently exercisable.
(11)	Consists of 54,050 shares issuable upon the exercise of warrants that are presently exercisable.
(12)	Consists of 13,950 shares issuable upon the exercise of warrants that are presently exercisable.
(13)	Includes 55,723 shares issuable upon the exercise of warrants that are presently exercisable.
(14)	Consists of 13,950 shares issuable upon the exercise of warrants that are presently exercisable.
(15)	Consists of 5,000 shares issuable upon the exercise of warrants that are presently exercisable.
(16)	Includes 24,750 shares issuable upon the exercise of warrants that are presently exercisable.
(17)
Consists of 488,500 shares issuable upon the conversion of a two year contingent deferred promissory note which is not presently convertible. The number of shares into which the note is convertible is limited so that the number of shares that are paid, when taken together with the number of shares issuable upon conversion of the warrants issued in connection with our offering of 10% Senior Secured Notes due 2010, must be less than 20% of the number of shares of Common Stock outstanding on February 18, 2005 (20% of 7,475,101 shares, or 1,494,000 shares) in accordance with Nasdaq Stock Market Rule 4350(i)(I)(C) or any successor rule.

PLAN OF DISTRIBUTION

General

As used in this prospectus, the term “selling shareholders” includes the pledgees, donees, transferees and their successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer.

Transactions. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

•	on the Nasdaq SmallCap Market,
•	in the over-the-counter market,
•	in privately negotiated transactions,
•	for settlement of short sales, or through long sales, options or transactions involving cross or block trades,
•	by pledges to secure debts and other obligations, or
•	in a combination of any of these transactions.

Prices. The selling shareholders may sell their shares of common stock at any of the following prices:

•	fixed prices which may be changed,
•	market prices prevailing at the time of sale,
•	prices related to prevailing market prices, or
•	privately negotiated prices.

Direct Sales; Agents, Dealers and Underwriters. The selling shareholders may effect transactions by selling their shares of common stock in any of the following ways:

•	directly to purchasers, or
•	to or through agents, brokers, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders might be deemed to be underwriters, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

Each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Supplements. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering. In particular, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

State Securities Law. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses; Indemnification. We will receive up to $1,610,400 upon exercise of the warrants by the selling shareholders but we will not receive any of the proceeds from the sale of the common stock sold by the selling shareholders. We will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We have agreed to indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

LEGAL MATTERS

Davis Graham & Stubbs LLP, Denver, Colorado provided us with an opinion as to legal matters in connection with the common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Streicher Mobile Fueling, Inc. and its subsidiaries as of June 30, 2004 and 2003, and for each of the years in the three-year period ended June 30, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents we file at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s Website at “http://www.sec.gov.”

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004;
•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2004, December 31, 2004 and March 31, 2005;
•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act filed since June 30, 2004;
•	Our definitive Proxy Statement filed on October 28, 2004; and
•	The description of our common stock contained in the Registration Statement on Form 8-A filed on December 5, 1996, and as amended December 10, 1996, under Section 12(g) of the Exchange Act.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Streicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
Attention: Secretary
(954) 308-4200

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance And Distribution(1)

The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee	$428
Accounting Fees and Expenses	7,500
Legal Fees and Expenses	25,000
Miscellaneous	3,072

Total	$36,000

(1) The amounts set forth above are in each case estimated.

Item 15.  Indemnification of Directors and Officers

Florida Business Corporation Act. Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) generally permits the Registrant to indemnify its directors, officers, employees and other agents who are subject to any third-party actions because of their service to the Registrant if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful. In addition, the Registrant may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith. This Section also permits a corporation further to indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute (1) a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful), (2) a transaction from which he derived an improper personal benefit, (3) a transaction in violation of Section 607.0834 of the FBCA (unlawful distributions to shareholders), or (4) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Section 607.0831 of the FBCA provides, in general, that no director shall be personally liable for monetary damages to the Registrant or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable, (iv) in a proceeding by or in the right of the Registrant to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Registrant, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the Registrant or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

Insurance. In addition to the foregoing, the Registrant carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits

Exhibit	Description

2.1
Asset Purchase Agreement by and among the Company, SMF Services, Inc., Shank C&E Investments, L.L.C., and Jerry C. Shanklin and Claudette Shanklin dated January 25, 2005 filed as Exhibit 2.1 to the Form 8-K dated January 25, 2005 and incorporated by reference herein.

4.1	Form of Common Stock Certificate filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form SB-2 (No. 333-11541) and incorporated by reference herein.
4.2	Form of Investor Warrants dated January 25, 2005 filed as Exhibit 10.3 to the Registrant’s Form 8-K dated January 25, 2005 and incorporated by reference herein.
4.3	Form of Placement Agent Warrants dated January 25, 2005 filed as Exhibit 10.5 to the Registrant’s Form 8-K dated January 25, 2005 and incorporated by reference herein.
*5.1	Opinion of Davis Graham & Stubbs LLP
23.1	Consent of KPMG LLP
23.2	Consent of Davis Graham & Stubbs LLP is contained in its opinion filed as Exhibit 5.1
*24.1	Power of Attorney
* Previously filed

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on July 12, 2005.

STREICHER MOBILE FUELING, INC.

By:	/s/ Richard E. Gathright
Richard E. Gathright, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard E. Gathright Richard E. Gathright	President, Chief Executive Officer and Director (principal executive officer)	July 12, 2005
/s/ Michael S. Shore Michael S. Shore	Sr. Vice President and Chief Financial Officer (principal financial and accounting officer)	July 12, 2005
* Wendell R. Beard	Director	July 12, 2005
* Larry S. Mulkey	Director	July 12, 2005
/s/ C. Rodney O’Connor C. Rodney O’Connor	Director	July 12, 2005
* Robert S. Picow	Director	July 12, 2005
* W. Greg Ryberg	Director	July 12, 2005
Steven R. Goldberg	Director	July __, 2005
By: /s/ Richard E. Gathright Richard E. Gathright Attorney-in-Fact

EXHIBIT INDEX

23.1	Consent of KPMG LLP